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                                                                     EXHIBIT 5.1


                              Hunton & Williams
                            One NationsBank Plaza
                            101 South Tryon Street
                                  Suite 2650
                       Charlotte, North Carolina 28280


                                 July 1, 1997



LSB Bancshares, Inc.
One LSB Plaza
Lexington, North Carolina  27292

Old North State Bank
161 South Stratford Road
Winston-Salem, North Carolina  27104

         Re: LSB Bancshares, Inc.
             Registration Statement on Form S-4 (File No. 333-27021) Proposed Merger of Old North State Bank with and into Lexington State Bank

Gentlemen:

         We have acted as counsel for LSB Bancshares, Inc., a North Carolina corporation ("LSB"), and Lexington State Bank, a North Carolina chartered bank and a wholly-owned subsidiary of LSB ("LSB Bank"), in connection with the proposed merger (the "Merger") of Old North State Bank, a North Carolina chartered bank ("ONSB"), and the preparation of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 1,826,350 shares (subject to certain adjustments in the number of shares as provided in the Merger Agreement defined below) of common stock of LSB, par value $5.00 per share ("LSB Stock"), to be issued to the shareholders of ONSB upon consummation of the Merger pursuant to a certain Agreement and Plan of Reorganization and Merger dated as of March 17, 1997 among LSB, LSB Bank and ONSB, the form of which has been filed as an Exhibit to the Registration Statement (the "Merger Agreement").

         As counsel, we have examined and relied upon the originals, or copies certified to our satisfaction, of the Merger Agreement and such other documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to any facts material to our opinions expressed below, we have relied upon the representations and warranties of the various parties in the Merger Agreement and certificates of corporate officers of LSB and LSB Bank. In rendering the opinions expressed below, we have assumed (i) the authenticity and conformity to the original documents of all documents submitted to us as certified, conformed, facsimile or photographic copies, and the genuineness of all


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signatures on all documents, and (ii) the correctness and completeness of all documents and certificates of all public officials.

         Based on the foregoing, we are of the opinion that the shares of LSB Stock to be issued by LSB to the shareholders of ONSB pursuant to the Merger Agreement have been duly authorized by all necessary corporate action, and, upon issuance, following the consummation of the Merger in accordance with the terms set forth in the Merger Agreement, will be validly issued, fully paid and non-assessable.

         We consent of the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Opinions" in the Prospectus and Joint Proxy Statement that forms a part of the Registration Statement.

                                            Very truly yours,


                                            /s/ Hunton & Williams

                                            HUNTON & WILLIAMS